Exhibit 10.9

KE Systems Sdn. Bhd. Level 5, Block B (South), Pusat Bandar Damansara, Damansara Heights, 50490 Kuala Lumpur. Tel: (60) 3-255 4988 (10 Lines) Tlx: MA 28005 CCSB Fax: (60) 3-255 9693

Prime Computer Sole Distributor, Malaysia.

1st February, 1988

Mr Ho Say San

14 Jalan SS7/6A

47301 Petaling Jaya

Selangor

Dear Mr Ho,

RE :	LETTER OF APPOINTMENT

We, KE Systems Sdn. Bhd., hereinafter known as “the Company”, a Company incorporated in Malaysia and having a place of business at Level 5, Block B (South), Pusat Bandar Damansara, Damansara Heights, 50490 Kuala Lumpur are pleased to offer you employment as MANAGER at its office here on the following terms and condition and the enclosed “Standard Terms of Service for Executive Staff”.

Your commencing basic monthly salary will be RM1700/= per month plus (travelling reimbursement up to the maximum of RM300/= per month. You are not required to serve a probation or a minimum period of employment and accordingly Clause 3 and 4 of our “Standard Terms of Service for Executive Staff” are hereby deleted.

For the purposes of annual leave only, in respect of Clause 16 of the Standard Terms of Service for Executive Staff, the period of service with Complete Computer Systems will be taken into account.

This appointment is subject to you being medically fit for the employment and in this connection, we would be pleased if you would go to our Medical Officers, Drs Catterall, Khoo, Raja Malek dan Rakan Rakan, 47 Jalan Othman, 46000 Petaling Jaya, for medical examination.

A Subsidiary of Kumpulan Emas Berhad

Kindly signify your acceptance of our offer by signing and returning the duplicate copy of this letter together with the “Standard Terms of Service” attached.

Yours faithfully KE SYSTEMS SDN BHD

DAVTD CHEW Managing Director

I, Ho Say San hereby accept employment on the terms and condition as stated above and in the “Standard Terms of Service for Executive Staff”. I shall be able to commence work on

Date	4 May 88	Signature :

STANDARD TERMS OF SERVICE FOR EXECUTIVE STAFF

(1)	Definitions

Throughout these Standard Terms the term ‘‘the Company” shall mean either KE Systems Sdn Bhd or a Subsidiary or Associate Company of KE Systems Sdn Bhd and the term “employee” shall mean any executive employed by the Company who is a Malaysian citizen.

(2)	Appointment

Any position in the Company is deemed valid only when:-

(a)	A Letter of Appointment has been issued, acknowledged and the Form of Acceptance signed by the applicant and forwarded to the Company.

(b)	The applicant has passed a medical examination and has been certified fit for employment by one of the Company’s doctors, and

(c)	The applicant is prepared to be transferred to any of the Company’s associated companies.

(3)	Probation

All employees will serve a probationary period of six (6) months which, at management’s discretion, may be extended up to a maximum of a further six (6) months but not exceeding twelve (12) months in all. During the period of-probation, .either the -employee or the Company may give two (2) weeks written notice terminating service to the other or at the option of the Company by the payment of two weeks’ salary in lieu of notice, without assigning any reason.

On successful completion of a probationary or extended probationary period as the case may be, an employee will receive a written letter of confirmation from the Company.

(4) Minimum Period of Employment

Upon confirmation of appointment, the employee shall serve a minimum period of employment if this is stated in the Letter of Appointment. During the stated minimum period of employment, the Company may require the employee to indemnify the Company up to the maximum of $20,000.00 should the employee resign or in the event that the employee is dismissed by the Company for wilful disobedience or misconduct. However, the engagement may be terminated at any time by the Company during this period by giving the employee one month’s written notice or one month’s salary in lieu of notice.

(5)	Period of Engagement:

The Employee’s engagement shall begin on the date specified in his Letter of Appointment and subject to the provisions of Clauses (6) and (7) below shall normally terminate when the employee reaches the age of fifty-five (55).

(6)	Termination of Engagement By Notice

The engagement may be terminated at any time by the Company or by the employee giving two (2) months’ written notice to the other or at the option of the Company by the payment of two (2) months’ salary in lieu of notice.

(7)	Dismissal Without Notice

(a)	The Company is entitled to terminate the employee’s engagement without notice and without payment in lieu of notice in the event of the employee being guilty of wilful disobedience of the orders of the Directors of the Company (or anyone acting with their authority) or of persistent insobriety or of any criminal offence or of dishonesty or of becoming involved in serious financial difficulties.

(b)	The Company shall be the sole judge of the interpretation of expression “wilful disobedience”, “persistent insobriety”, “criminal offence”,”dishonesty” and “serious financial difficulties”.

(8)	Place Of Service

The Company shall have the right at any time to require the employee to serve anywhere in Malaysia.

(9)	Outside Work

(a)	The employee shall not accept any other employment for any other employer during the period of engagement without the prior written agreement of the Company.

(b)	If the employee shall receive the written agreement of the Company to accept other employment the terms of such employment shall be agreed by the Company and the other employer and the Company shall be entitled to decide how any emoluments paid by the other employer shall be apportioned between the employee and the Company.

(c)	Directorships of other companies are deemed to be employment for the purpose of this Clause.

(10)	Outside Financial Interest

The employee shall not without the prior written consent of the Company either in his own name or of his spouse or of any other person holding intrust for him hold any interest in any Company whether wholly or in part unless such interest in the said Company was as a shareholder in a public limited company quoted on any recognized stock exchange.

(11)	Basic Salary

The employee’s initial rate or basic salary will be specified in his letter of Appointment and will be subject to adjustments from time to time at the Company’s sole discretion.

(12)	Retirement Benefits

Provided the employee is a member of a Provident Fund or Funds which have been approved by the Company and he contributes towards such Fund or Funds on his own behalf the Company will contribute to the same Fund or Funds on the employee’s behalf subject to the Rules of the Fund or Funds. The rate of contribution from either party will be the minimum amount required by such Fund or Funds.

(13)	Public Holiday

All employees will be granted all apid gazetted Public Holidays.

(14)	Medical Benefits

All employees, his wife and children up to the age of 17 years will be eligible for personal medical attention and treatment by a medical practitioner appointed by the Company. The Company will pay for the prescription and treatment by the Company’s doctor but shall not pay for any of the following

-	cosmetic treatment, consultation or drugs.

-	medical or surgical or other appliances including spectacles.

-	dental charges.

-	maternity fees in respect of pregnancy or miscarriage.

-	any expenses arising out of proven self-inflicted injury or illness of disease caused by misconduct.

-	routine physical examinations other than required by the Company.

(15)	Medical Insurance

The Company will pay for hospitalization, surgical and doctor visits if warded as an in-patient in approved clinics/hospitals in accordance with the current medical insurance policy taken by the Company.

(16)	Annual Leave

All employees will be eligible for fourteen (14) working days’ annual leave for their first three (3) years of service and twenty-one (21) working days’ leave after three (3) years service.

This will be granted subject to prior arrangement with the Company and may be taken either as one continuous period of two (2) or three (3) weeks’ duration or in two (2) or three (3) separate periods each of one (1) week’s duration or variation from the foregoing by agreement of the Company, as the case may be.

(17)	Accumulation of Annual Leave

This will be permitted subject to prior arrangement with the Company but the maximum permissable rate of accumulation is one (1) week per year for two (2) years.

(18)	Annual Bonus

All confirmed employees will be eligible to receive annual bonus at the absolute discretion of the Company.

(19)	Monthly Travelling Reimbursement Car Mileage Claim

The Company shall pay a monthly reimbursement plus petrol to those employees who are required to travel frequently and regularly on Company’s business. Eligibility for the reimbursement shall be at the sole discretion of the Company.

In addition to the reimbursement, petrol will be supplied as and when required by teh employees for travelling on Company’s business only.

For employees who are not eligible for the reimbursement (and therefore not eligible for the supply nf petrol), but occassionally have to use their own motor-car to travel on Company’s business, the Company shall pay car mileage claims at prevailing rates.

(20)	General

The whole or any part or parts of these Standard Terms may be varied at any time either by mutual agreement between the Company and the employee or by the Company giving three (3) months’ written notice to the employee of its intention to make such variation.

Date:	4 May 88	Signature:

KE SYSTEMS SDN SHD (165812 XI) 1st Floor, Wisma Chinese chamber 258 JALAN AMPANG. 50450 KUALA tUMPUR TEL: 03-457 2822 FAX: 03-457 0822

July 31,2000

Mr. Ho Say San

Present

Dear Mr. Ho,

I,ETTER OF TRANSFER

We are pleased to confirm that with effect from August 1, 2000 you will be transferred to KE TECHNOLOGY SDN BHD in the position of MANAGING DIRECTOR.

There will be no break in service and you will continue to receive benefits that are similar with the existing terms currently enjoyed by you.

Yours sincerely,

KE SYSTMS SDN BHD

HO SAY SAN

Managing Director

c.c.	KE Technology Sdn Bhd 1st Floor, Wisma Chinese Chamber 258 Jalan Ampang 50450 Kuala Lumpur

KE SDN BHD (1934S1-W) Lot 2-3, Incubator 3 Technology Park Malaysia Bukit Jalil, 57000 Kuala Lumpur Tel: (603) 8996 6822 Fax: (603) 8996 5092

8 August 2023

Mr/Ms Ho Say San

Present

Dear Mr/Ms Ho Say San,

RE: ANNUAL REVIEW FY2023/2024

We have witnessed recently the retirement (or semi) of some of our senior staff who have contributed tremendously to the growth of the Company in years measured in double digit.

Moving forward, I am glad to announce the tweaking of the structure at the senior level as follows. Leong Chee Keong will now expand his portfolio to head all the sales and marketing activities of the Company as the Director of Business & Commercial, whilst Irene Chan will now head the entire delivery team as the Director of Professional Services. On the corporate side, Woon Swee Ching will continue to assist me in areas relating to legal, accounting, human resource and general administration within the Company. Let us all congratulate them on their new or expanded roles; and support them accordingly where it warrants.

In terms of the business of the Company, we will continue with the combo of on-prem and cloud HCM solutions to not only the local market, but also exploring the shores beyond Malaysia as well.

In recognition of your contribution and your potential in time to come, with effect from 1 August 2023, your salary has been revised to RM13,000/= per month.

Thank you.

Yours sincerely,

KE SDN BHD

 HO SAY SAN

Managing Director